Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 59 to the Registration Statement on Form N-1A of North Carolina Capital Management Trust: Cash Portfolio and Term Portfolio of our report dated August 15, 2014 relating to the financial statements and financial highlights included in the June 30, 2014 Annual Report to Shareholders of the above referenced funds which is also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP Boston, Massachusetts
August 25, 2014